Toni Perazzo
Chief Financial Officer
(650) 340-1888                                                                        FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2008 AND FULL YEAR 2008 RESULTS

(BURLINGAME, CA), March 6, 2009 — AeroCentury Corp. (NYSE Alternext US: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the fourth quarter and the year ended December 31, 2008.

For the quarter ended December 31, 2008, the Company reported total revenues of $8.1 million compared with total revenues of $7.2 million for the same period a year ago.  For the year ended December 31, 2008, the Company reported total revenues of $31.8 million compared with total revenues of $23.8 million for 2007.

The Company reported a net loss of $160,000 or $0.10 per diluted share for the fourth quarter of 2008, compared to net income of $1,124,000 or $0.69 per diluted share for the fourth quarter of 2007. The Company reported net income of $3,293,000 or $2.08 per diluted share for 2008, compared to net income of $3,775,000 or $2.36 per diluted share for 2007.

Operating lease revenue was approximately $0.8 million and $5.0 million greater in the three months and year ended December 31, 2008, respectively, compared to the same periods in 2007, primarily because of $1.1 million and $6.3 million increases in such periods, respectively, in lease revenue from additional aircraft purchased during 2007 and 2008 and re-leases of several of the Company’s aircraft during 2007 and 2008 at increased rental rates.  The effect of these increases was partially offset by decreases of $0.3 million and $1.3 million in revenue related to aircraft that were off lease for all or part of the three months and year ended December 31, 2008, respectively.

Maintenance reserves revenue, comprised of non-refundable reserves which are earned based on lessee aircraft usage, was approximately $0.2 million and $2.9 million greater in the three months and year ended December 31, 2008, respectively, compared to the 2007 periods as a result of maintenance reserves related to aircraft acquired during 2007.

Total expenses were approximately $2.6 million and $8.2 million greater in the three months and year ended December 31, 2008, respectively, as compared to the same periods in 2007.

Maintenance expense was approximately $1.1 million and $4.4 million greater in the three months and year ended December 31, 2008, respectively, compared to the same periods in 2007 due to higher total lessee reserves claims and expenses related to off-lease aircraft.

Depreciation was approximately $0.3 and $1.6 million higher in the three months and year ended December 31, 2008 compared to the 2007 periods as a result of aircraft purchases in 2007 and 2008.  During the fourth quarter of 2008, the Company recorded an impairment provision of $745,000 for one of its off-lease aircraft based on the difference between the net book value and the fair value of the aircraft.  There was no such provision in 2007.

Interest expense was approximately $0.3 million greater in the three months ended December 31, 2008 as compared to the same period in 2007, primarily as a result of $0.2 million greater interest from a higher average subordinated debt balance and $0.3 million greater fee amortization related to the subordinated debt. The Company also recorded a loss in fair value of $0.4 million related to its interest rate swap in 2008 compared to a $0.2 million loss in 2007.  During 2008, the Company recorded $0.1 million more of net settlement interest related to the interest rate swap compared to 2007.  The effects of these increases were offset in part by a decrease of $0.5 million in interest as a result of lower average interest rates applicable to the Company’s senior debt in 2008.

Interest expense was approximately $0.9 million greater in 2008 than in 2007, primarily as a result of $1.2 million greater interest from higher average senior and subordinated debt balances and $0.6 million greater fee amortization related to the subordinated debt.  During 2008, the Company recorded $0.2 million more of net settlement interest related to its interest rate swap than in 2007.  The Company also recorded a loss in fair value of $0.5 million related to the interest rate swap in 2008 compared to a $0.2 million loss in 2007.  The aggregate effect of these increases was partially offset by $1.4 million less interest on the Company’s senior debt in 2008 than in 2007 as a result of lower average interest rates.

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The Company records non-income based sales, use, value-added and franchise taxes as other tax expense.  Such expenses were approximately the same in the three months ended December 31, 2008 compared to the same period in 2007 and $0.4 million lower in the year ended December 31, 2008 compared to 2007, primarily due to adjustments in 2008 to previous estimates.  Such adjustments resulted in negative other tax expense for the year ended December 31, 2008.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
	(Not yet audited)	(Audited)	(Not yet audited)	(Audited)
Revenues and other income:

Operating lease revenue	$6,412	$5,600	$24,407	$19,412
Maintenance reserves income	1,635	1,483	7,169	4,310
Gain on sale of aircraft and aircraft engines and other income	4	108	219	128

	8,051	7,191	31,795	23,850
Expenses:
Maintenance costs	2,216	1,094	6,772	2,395
Depreciation	1,896	1,629	7,222	5,615
Provision for aircraft impairment	745	-	745	-
Interest	2,174	1,890	7,154	6,260
Management fees	947	856	3,677	3,017
Professional fees and other	300	242	1,173	882
Other taxes	15	13	(78)	327

	8,293	5,724	26,665	18,496

Income/(loss) before income tax provision	(242)	1,467	5,130	5,354

Income tax provision/(benefit)	(82)	343	1,837	1,579

Net income/(loss)	$(160)	$1,124	$3,293	$3,775

Earnings/(loss) per share:
Basic	$(0.10)	$0.73	$2.13	$2.45
Diluted	$(0.10)	$0.69	$2.08	$2.36
Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,555,880	1,628,501	1,585,274	1,598,516

Summary Balance Sheet:	December 31, 2008	December 31, 2007
	(Not yet audited)	(Audited)

Total assets	$131,733	$126,653
Total liabilities	$96,898	$94,513
Shareholders’ equity	$34,835	$32,140

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